Deuce Drone LLC

Deuce Drone designs, builds, and operates drone delivery systems, enabling same-day delivery for retailers.



Invest

$99.05 minimum investment

Deadline May 5, 2020
in 3 months

Unit Price
$0.35

Total Raised
$0

Valuation
$4,200,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

INTRODUCING DEUCE DRONE LLC

Leveraging clients' existing infrastructure, we plan to design and build drone delivery systems for retailers. We plan to transform retail stores into customer fulfillment centers, enabling low-cost, same-day delivery. Deuce Drone plans to turn retail stores into conveniently- located fulfillment centers by enabling retailers to deliver their products through the air, using drone technology.

We plan to generate fee income from the following sources: Consulting and design Custom facilities fabrication and construction Software services and systems integration Resale of drones and related hardware, and Operation of drone delivery systems.

Learn more about Deuce Drone LLC at deucedrone.com.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Engineering & Development	$61,054	57.1%
Marketing	$20,351	19.0%
General/Admin. Expense	$20,352	19.0%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Membership Interest Units, under registration exemption 4(a)(6), in Deuce Drone LLC. This offering must raise at least $10,000 by May 5, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Deuce Drone LLC may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,305,714 units
× $0.35 per unit

$4,307,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Feb 10, 2020 • Primary offering of 305,714 shares at $0.35

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.